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                                   EXHIBIT 1

                             HEIN & ASSOCIATES LLP
______________________________________________________________________________
                 Certified Public Accountants and Consultants
                 Denver, Houston, Dallas, Southern California


January 7, 2002



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Greka Energy Corporation (the "Company"), however, we have never reported on the consolidated financial statements of the Company. We have read the Company's statements included under
Item 4 of its Form 8-K dated December 26, 2002 ('Item 4'), and we agree with such statements, except as set forth below.

(i) We are not in a position to agree or disagree with the Company's statements in the first paragraph of Item 4 that the change in accountants was approved by the audit committee, and that Deloitte & Touche LLP was appointed as independent public accountants on December 26, 2001.

(ii) We believe that the discussions described in the fourth paragraph of Item 4 constitutes a disagreement as the term is defined in Item 304(a)(1)(iv) of Regulation S-K.

(iii) We are not in a position to agree or disagree with the Company's statements in the seventh paragraph of Item 4 that Deloitte & Touche LLP was not consulted regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any matter that was the subject of a disagreement or a reportable event.

Very truly yours,



HEIN & ASSOCIATES LLP